Exhibit 1.01

Riddleberger Brothers Stock Purchase Agreement

Execution Version

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

COMFORT SYSTEMS USA, INC.

(“Comfort” and/or “Purchaser”)

and

JAMES P. YOUNG

DATED AS OF FEBRUARY 29, 2008

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of February 29, 2008, is by and between Comfort Systems USA, Inc., a Delaware corporation (“Comfort “ and/or “Purchaser”) and James P. Young, an individual resident of the Commonwealth of Virginia (“Seller”).  Comfort and Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding common stock, no par value per share, of Riddleberger Brothers, Inc., a Virginia corporation (“Riddleberger” or the “Company”), such stock constituting all of the issued and outstanding capital stock (of all classes) of the Company (the “Stock”);

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Stock upon the terms and conditions set forth herein;

WHEREAS, Seller is making certain representations, warranties and indemnities herein as an additional inducement to enter into this Agreement;

WHEREAS, the Parties have agreed to the sale and purchase of the Stock pursuant to the terms of this Agreement; and

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in Exhibit A attached hereto.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING

SECTION 1.1  Purchase and Sale of Stock.  Subject to the terms and conditions of this Agreement, Seller hereby sells, conveys, transfers and delivers to Purchaser, and Purchaser hereby purchases, all of the Stock, free and clear of all Encumbrances.

SECTION 1.2  Purchase Price.  In reliance upon the representations, warranties and agreements of Seller contained herein, the aggregate purchase price for the Stock (the “Purchase Price”) shall equal Thirty Four Million Dollars and No Cents ($34,000,000.00).  The Purchase Price shall be subject to a post-closing adjustment as provided in Section 1.3 below.  The Purchase Price shall be paid by Purchaser to Sellers by (i) a one-time cash payment in immediately available funds of Twenty Three Million Dollars and No Cents ($23,000,000.00) payable at closing to Seller, which cash payment shall be allocated as set forth on Schedule 1.2(a); and (ii) the execution and delivery to Seller of a note in the amount of Eleven Million

Dollars and No Cents ($11,000,000.00) in the form of a promissory note to Seller in the form attached hereto as Exhibit B accruing interest at 6% per annum, which interest shall be compounded quarterly, and payable in three equal annual installments (the “Note”).  Further, at the time and on the terms set forth in the Earn-Out Agreement attached as Exhibit C (the “Earn-Out Agreement”), Purchaser shall pay to Seller the Earn-Out, if any (as that term is defined in the Earn-Out Agreement).

SECTION 1.3  Working Capital Purchase Price Adjustment.  The Parties hereby agree that the Purchase Price is based on the requirement that the Company have Working Capital of at least 10.4% of trailing twelve months’ revenues at the time of Closing (“Required Working Capital”).  Following the Closing, and within 60 days, Seller shall undertake and prepare an analysis that in accordance with GAAP determines what the Company’s Working Capital, if any, was as of Closing (“Closing Working Capital”), including the Seller’s calculation of the Required Working Capital, and shall, at that time, provide Purchaser with such calculation (the “Seller’s Statement”).  Within 45 days after receipt of Seller’s Statement the Purchaser shall either accept Seller’s Statement, which statement will then be deemed the final statement (“Final Statement”) or certify to Seller its alternate calculation of the Closing Working Capital and Required Working Capital (the “Purchaser’s Statement”).    The Parties shall then make good faith efforts to meet and resolve the differences between the Seller’s Statement and the Purchaser’s Statement.  If within 30 days after receipt by Seller of the Purchaser’s Statement, the Parties have been unable to reach agreement, the Parties within 15 days thereafter shall jointly select an independent certified public accounting firm, or if they are unable to do so, within 20 days thereafter either Purchaser or Seller shall request the American Arbitration Association to designate a firm of independent certified public accountants, having no past or current affiliation with Seller, Seller’s Affiliates, Purchaser, or Purchaser’s Affiliates (such selected accounting firm being referred to herein as the “Arbitrator”), to determine which calculation of the Closing Working Capital and Required Working Capital is more accurate, the Seller’s Statement or the Purchaser’s Statement, and will certify the Arbitrator’s choice as the Final Statement.  The Arbitrator shall certify this decision in writing to Purchaser and Seller, and shall have no other choice but to select either the Seller’s Statement in its entirety or the Purchaser’s Statement in its entirety.  The Arbitrator’s determination shall be final and binding on the parties.  The fees, costs, and expenses of the Arbitrator, including any attorneys’ fees related thereto, shall be borne by the Seller if the Purchaser’s Statement is selected by the Arbitrator as most accurate and shall be borne by the Purchaser if the Seller’s Statement is selected by the Arbitrator as most accurate.  Once the Final Statement has been determined pursuant to this paragraph, the Closing Working Capital reflected on the Final Statement shall be deemed the Final Working Capital (“Final Working Capital”).  If the Final Working Capital is less than the Required Working Capital, Seller shall pay such shortfall  within 15 days of the determination of the Final Statement.  Any amounts owed pursuant to this section that are not paid within 90 days after the Closing Date shall earn interest at an annual rate of 6%, compounded quarterly, from the Closing Date until paid.

SECTION 1.4  Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before February 29, 2008 (or such date either prior or subsequent thereto as the Parties hereto shall mutually agree), in the offices of Lenhart

Obenshain, 90 North Main Street, Harrisonburg, Virginia 22801, who shall hold all documents in trust until a fully executed original is delivered to all Parties to this Agreement (or at such other place as the Parties hereto shall mutually agree).  The date of the closing is herein referred to as the “Closing Date.”  The Parties contemplate that executed versions of the documents required to be delivered at Closing by Purchaser and the Seller will be delivered by facsimile or e-mail transmissions and that the originals of such documents will be delivered by overnight courier.  Facsimile or digitally-scanned signatures on such documents shall be given effect as originals, and the amounts payable to Seller will be paid upon the Parties’ receipt of all such fully executed documents.

SECTION 1.5  Closing Deliveries.

(a)           At the Closing, Seller shall deliver to Purchaser:

(i)            certificates representing the Stock, duly endorsed (or accompanied by duly executed stock powers) for transfer to Purchaser, which shall transfer to Purchaser good and marketable title to the Stock, free and clear of all Encumbrances;

(ii)           all of the books and records of the Company;

(iii)          a general release in favor of the Company in the form attached hereto as Exhibit D, executed by each Seller, individually, and binding on each of them;

(iv)          evidence of any consents, including those identified on the Disclosure Schedules, required by this Agreement to be obtained prior to Closing, or, if the same cannot be obtained, an equivalent of that license, lease, Contract or other agreement or instrument or Governmental Authorization, effective as of and after the Closing Date and reasonably acceptable to Purchaser;

(v)           a certificate, dated as of a recent date, of the Commonwealth of Virginia as to the due incorporation, valid existence and good standing of the Company;

(vi)          a certificate (in such form as may be reasonably requested by Purchaser) conforming to the requirements of Treasury Regulations 1.1445-2(c)(3) and 1.897-2(h);

(vii)         the Earn-Out Agreement executed by Seller;

(viii)        the Employment Agreement in substantially the same form as Exhibit E attached hereto executed by Seller; and

(ix)           such other documents as may be required by this Agreement or reasonably requested by Purchaser.

(b)           At the Closing, Purchaser shall deliver to Seller:

(i)            the Purchase Price in accordance with Section 1.2;

(ii)           the Earn-Out Agreement executed by Purchaser;

(iii)          the Employment Agreement in substantially the same form as Exhibit E attached hereto, which the Purchaser has caused the Company to execute; and

(iv)          such other documents as may be required by this Agreement or reasonably requested by Seller.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the representations and warranties set forth in this Article II to Purchaser.  Seller has delivered to Purchaser the Disclosure Schedules to this Agreement referred to in this Article II on the date hereof.  The disclosures in the Disclosure Schedules relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.  All representations and warranties made by the Seller in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder shall survive the Closing until the expiration of the applicable statute of limitations with respect to any and all claims in connection therewith.

SECTION 2.1  Organization and Qualification.  Riddleberger is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.  Riddleberger has no Subsidiaries or Affiliates.  Riddleberger has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated.  True, correct and complete copies of the articles of incorporation (certified as of a recent date by the Commonwealth of Virginia and bylaws of the Company, with all amendments thereto through the date of this Agreement, have been delivered by Seller to Purchaser.  The nature of the businesses and activities of the Company, as currently conducted, do not require the Company to be qualified to do business in any foreign jurisdiction, except as set forth on Schedule 2.1.  In any jurisdiction set forth on such Schedule 2.1, the Company is duly qualified to do business and is in good standing as a foreign corporation.

SECTION 2.2  Capitalization.  The authorized capital stock of the Company consists of 15,000 shares of common stock, no par value per share, 365 shares of which are issued and outstanding, and no shares of which are held in treasury.  The Seller is the sole and exclusive record and beneficial owner and holder of, and has good, valid and indefeasible record and beneficial title to, the Stock, free and clear of any Encumbrances.  Immediately after the Closing, Purchaser shall be the sole and exclusive record and beneficial holder and owner of the Stock, free and clear of all Encumbrances.  There are no outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Company to purchase or otherwise acquire any security of or equity interest in the Company.  There are no outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind obligating the Company to issue or any Seller to sell any securities of the Company, or irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of the Company’s capital stock of any class.  All of the Stock has been duly authorized, validly issued and is fully paid and nonassessable.  All dividends and other distributions declared prior to the date hereof with respect to the issued and outstanding shares of capital stock (of all classes) of the Company have been paid or distributed.

SECTION 2.3  Authority.  Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

SECTION 2.4  Consents and Approvals; No Violation.  Except as set forth on Schedule 2.4, with respect to Seller and the Company no filing or registration with, no notice to and no permit, authorization, consent or approval of, any Person, including any Governmental Authority, is necessary for the Seller and the Company to execute this Agreement, and any documents delivered by Seller pursuant to this Agreement, and consummate the transactions contemplated by this Agreement.  Except as set forth on Schedule 2.4, neither the execution and delivery of this Agreement, the performance of the obligations hereunder, nor the consummation of the transactions contemplated hereby will, as of the Closing Date, (a) conflict with or result in any breach of any provision of the organizational and charter documents of the Company or any resolution adopted by the board of directors or stockholders of the Company; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, Contract, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which Seller or the Company is a party or by which any of their respective properties or assets may be bound; (c) give rise to any Encumbrance on any of the properties or assets of Seller or the Company; or (d) violate any Legal Requirement applicable to Seller or the Company.

SECTION 2.5  Books and Records.  The books of account, minute books, share record books and other records of the Company, all of which have been provided to Purchaser, are true, complete and correct in all material respects and have been maintained in accordance with sound business practices and Legal Requirements.  The minute books of the Company contain accurate and complete records of all corporate action taken by the shareholders and board of directors of the Company and no corporate action has been taken for which minutes have not been prepared and are not contained in such minute books.

SECTION 2.6  Absence of Certain Changes.

(a)           Except as set forth on Schedule 2.6, since the date of the balance sheet included in the Year-end Financial Statements the Company has conducted its business only in the Ordinary Course of Business consistent with the Company’s past practices and policies and (i) there has not been: (a) any material adverse change, or any event, condition or contingency that is likely to result in a material adverse change, in the business, operations, financial condition, prospects, properties, assets or Liabilities of the Company; (b) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or business of the Company; (c) other than in the Ordinary Course of Business, any increase in or creation of compensation payable or to become payable by the Company to any of its directors, officers, employees or agents in any stock option, bonus payment, service award, pension, retirement, severance, savings, insurance, expense allowance or other plan, agreement or arrangement made to or with any of them; (d) other than in the Ordinary Course of Business, any sale, assignment, lease, transfer, license, abandonment or other disposition by the Company of any interest in its assets; (e) any declaration, setting aside or payment of any dividend or other distribution on or in respect of shares of the capital stock of the Company, or any direct or indirect redemption, retirement, purchase or other acquisition by the Company of any such shares, other than distributions to Seller as set forth on Schedule 2.6 to the extent necessary to cover Seller’s federal and state tax liabilities resulting from the Company’s S corporation status and consistent with the Company’s and Seller’s past practices; (f) any stock dividend, stock split, reorganization, recapitalization or other change of any type whatsoever in the outstanding capital stock of the Company; (g) any amendment to the articles of incorporation or bylaws of the Company; (h) any material change in the accounting methods followed by the Company; (i) any entry into, termination or receipt of notice of termination of any material Contract; (j) any payment of any obligation or Liability other than current liabilities or obligations disclosed in the Company’s books and records and current liabilities or obligations incurred since the date of the Year-end Financial Statements in the Ordinary Course of Business; (k) any incurrence, other than immaterial obligations or Liabilities incurred in the Ordinary Course of Business, of any obligations or Liabilities; (l) any waiver, cancellation, writing off or writing down, other than in the Ordinary Course of Business, of any rights or claims of the Company; (m) any material change in the manner of the Company’s billings, or the credit terms made available by it, to any of its customers; (n) any failure to replenish inventories and supplies other than in the Ordinary Course of Business; (o) any distribution of property or assets by the Company other than in the Ordinary Course of Business; (p) made or rescinded any material Tax election or settled or compromised any material Tax Liability; (q) allowed any Encumbrance to be imposed upon any of the assets, properties or rights of the Company; (r) defaulted on any material obligation or obligations; (s) entered into any transaction not in the Ordinary Course of Business consistent with past practices; or (ii) any agreement to do any of the foregoing.

(b)           Without limitation of the foregoing, since December 31, 2007, except as set forth on Schedule 2.6, there has not been: (a) any increase in, promise of increase, or creation of compensation payable or to become payable by the Company to any of its directors, officers, employees, consultants, or agents in any stock option, bonus payment, service award, pension, retirement, severance, savings, insurance, expense allowance or other plan, agreement or arrangement made to or with any of them; (b) any sale, assignment, lease, transfer, license, abandonment or other disposition by the Company of any interest in its assets other than in the Ordinary Course of business and less than $50,000 in the aggregate; (c)  any waiver, cancellation, writing off or writing down of any rights or claims of the Company other than in the Ordinary Course of Business and consistent with past practices; (d) any entry into any new line of business or acquisition of any business organization or division thereof; (e) except as otherwise permitted by this Agreement, any loan or advance of any money or other property to, or entry into any other transaction with, any Company Employee or Affiliate of the Company; (f) any establishment, adoption, entry into, amendment, or termination of any compensation plan, agreement, program, policy, trust, or fund of the Company; (g) any settlement of any litigation providing for injunctive or other equitable relief; (h) any entry into any joint venture, partnership or similar arrangement for the conduct of business; (i) any new and material capital expenditures or agreements to make any new and material capital expenditures; (j) any delay or postponement of any payment of accounts payable and other Liabilities; (k) any authorization or agreement or commitment to do any of the foregoing actions.

SECTION 2.7  Absence of Undisclosed Liabilities.  Except as and to the extent set forth on the face of the balance sheet included in the Year-end Financial Statements or (b) disclosed on Schedule 2.7, the Company does not have any Liabilities, including, without limitation, any Liabilities resulting from failure to comply with any applicable Legal Requirement or any Tax Liabilities due or to become due and whether incurred in respect of or measured by the income or sales of the Company for any period, or arising out of any transaction entered into or any state of facts existing on or before the date hereof.  There is no basis for any assertion against the Company of any Liabilities of any nature not set forth on the face of the balance sheet included in the Year-end Financial Statements.  Since the date of the balance sheet included in the Year-end Financial Statements, the Company has not incurred any Liabilities except contractual Liabilities in the Ordinary Course of Business consistent with past practice or otherwise in accordance with this Agreement.

SECTION 2.8  Accounts Receivable.  Except for the amounts set forth on Schedule 2.8, all notes, accounts receivable and costs in excess of billings of the Company (collectively, the “Accounts Receivable”) are reflected properly on the Company’s books and records, and these Accounts Receivable represent legal, valid, binding and enforceable obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  The Accounts Receivable are current and will be collected in full within twelve (12) months after the Closing Date except for the bad debt and write-offs that are within the levels of reserves as of Closing for the same.  There is no contest, claim or right of set-off other than returns in the Ordinary Course of Business under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

SECTION 2.9  Inventory.  All of the inventory of the Company, whether or not reflected in the Financial Statements consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value and are properly reflected as such on the Financial Statements.  Since the date of the balance sheet included in the Year-end

Financial Statements, no inventory has been sold or disposed of except through sales in the Ordinary Course of Business.

SECTION 2.10  Litigation.  Except as set forth on Schedule 2.10, there are no actions, suits, claims, investigations, reviews or other proceedings pending, or to Seller’s Knowledge, threatened against the Company, or involving any of its properties or assets, or against the Stock, at law or in equity, before or by any Governmental Authority or other instrumentality or Person (a “Proceeding”).  Except as set forth on Schedule 2.10, neither the Company nor Seller is subject to any formal or informal order, decree, consent, agreement, memorandum of understanding or enforcement action with any Governmental Authority.

SECTION 2.11  Tax Matters.  Except as disclosed on Schedule 2.11:

(a)           All Tax Returns required to be filed by or on behalf of the Company have been timely filed.  Such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Legal Requirements.  All Taxes due and owing by or with respect to the Company for the periods covered by such Tax Returns (whether or not shown on any Tax Return) have been paid or are adequately reserved for on the Company’s books and records.  With respect to the periods for which Tax Returns have not been filed, the Company has established adequate reserves for the payment of all Taxes.  The Company is currently not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)           No deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are not adequately provided for on the Company’s books and records and no request for waivers of the time to assess any such Taxes has been granted or are pending.  Except as set forth on Schedule 2.11(b), the Company is not involved in any audit examination, deficiency or refund litigation or material matter in controversy with respect to any Taxes.  Notwithstanding anything herein to the contrary, the Seller shall control the defense of all pending tax matters set forth in Schedule 2.11(b); however, Seller shall consult with Purchaser prior to advocating any position that could economically impact Purchaser.  All Taxes due by the Company with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.  The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)           None of the assets or properties of the Company is subject to any Tax lien, other than such liens for Taxes that are not due and payable, that may thereafter be paid without penalty or the validity of which are being contested in good faith by appropriate proceedings and for which adequate provisions are being maintained.

(d)           The Company has (i) collected and withheld all Taxes that it has been required to collect or withhold in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and (ii) has timely submitted and paid all such collected and withheld amounts to the appropriate authorities.  The Company is in compliance with the back-up withholding and information reporting requirements under (i) the

Code and the rules and regulations promulgated thereunder and (ii) all other applicable Legal Requirements.

(e)           Company has been a validly electing S corporation within the meaning of Code sections 1361 and 1362 at all times since February 1, 2006, and Company will be an S corporation up to and including the Closing Date.  Since the effective date of the Company’s election to be taxed in accordance with Subchapter S of the Code, Seller and Company have not taken any action or failed to take any action that would result in the Company failing to qualify pursuant to Subchapter S of the Code.

SECTION 2.12  Employee Benefit Plans.  The following statements are true and correct:

(a)           Schedule 2.12 lists each deferred compensation plan, bonus and incentive arrangement, stock option plan, restricted stock arrangement, “cafeteria plan” as described in Section 125 of the Code and any other “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained by the Company or to which the Company contributes or is required to contribute and all other similar plans, programs and arrangements (“Benefit Plans”).

(b)           Except as disclosed on Schedule 2.12, no Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant’s or former employee’s termination of employment except as may be required by Section 4980B of the Code or ERISA.

(c)           All of the Benefit Plans and any related funding instruments comply, and have complied during the applicable statute of limitations, both as to form and operation in all material respects with the provisions of ERISA, the Code and with all other applicable Legal Requirements.

(d)           The Company has never maintained or contributed to, and has not participated in or agreed to participate in, a multi-employer plan (as defined in Section 3(37) of ERISA), and the Company could not have any Liability under any such multi-employer plan.

(e)           Except as set forth on Schedule 2.12, there are no Proceedings pending with respect to or under any Benefit Plan other than routine claims for plan benefits, and there are no disputes or Proceedings pending or, to Seller’s Knowledge, threatened with respect to any such plans and no such dispute or Proceeding appears reasonably likely to arise.

(f)            Except as set forth on Schedule 2.12, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by the Company or Purchaser (including, without limitation, severance, unemployment compensation, golden parachute (as defined in Section 280G of the Code) or otherwise) becoming due to any employee of the Company, or (ii) increase or vest any benefits otherwise payable under any Benefit Plan.  No Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) on or after October 3, 2004 and all such nonqualified deferred compensation plans have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the Closing Date.

SECTION 2.13  Employment Matters.

(a)           Except as disclosed on Schedule 2.13, the Company is not a party to any Contracts granting benefits or rights to employees or consultants, any collective bargaining agreement or any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any other Governmental Authority.  There are no unfair labor practice complaints pending against the Company before the National Labor Relations Board and no similar claims pending before any other Governmental Authority, and to Seller’s Knowledge, no such claims are threatened.  There is no activity or Proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company, nor any strikes, slowdowns, work stoppages, lockouts or, to Seller’s Knowledge, threats thereof, by or with respect to any such employees.  The Company is in material compliance with all applicable Legal Requirements respecting employment and employment practices and terms and conditions of employment and wages and hours, and the Company is not engaged in any unfair labor practices. Without limiting the foregoing, the Company is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each Employee.

(b)           Schedule 2.13(b) contains a true, correct and complete list of all employees of the Company, together with each employee’s rate of compensation and, if applicable, the amount of any accrued but unpaid bonuses and vacation benefits attributable to such employee as of the date hereof.

SECTION 2.14  Contracts.

(a)           Schedule 2.14(a) contains a listing of all material Contracts (defined for the purpose of this Section 2.14 as Contracts that provide for the purchase or sale of goods and/or services in excess of Fifty Thousand Dollars and No Cents ($50,000.00)) to which the Company is a party or is otherwise subject or by which the Company is bound.  True, correct and complete copies of all of the Contracts on Schedule 2.14(a) have been delivered to Purchaser or are attached hereto as part of Schedule 2.14(a).

(b)           Except as expressly set forth on Schedule 2.14(a), all of the Contracts listed on Schedule 2.14(a) are free from renegotiations of, or attempts to renegotiate or exercise any outstanding right to renegotiate, any material amounts paid or payable to the Company under current or completed Contracts with any Person that has the contractual or statutory right to demand or require such renegotiation, and no Person has made written demand for such renegotiation.  Neither the Company nor, to the knowledge of Seller, any other party to any Contract is in breach or violation of, or default under, or has repudiated any provision of, any Contract.

SECTION 2.15  Related Party Transactions.  Except as set forth on Schedule 2.15, there are no Contracts, instruments, extensions of credit or other contractual agreements of any kind between or among the Company (whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA)) and the Seller or any Affiliate of the Seller.  Except as disclosed on Schedule 3.20, neither the Seller nor any of his Affiliates owns any asset used in, or necessary to, the business of the Company.

SECTION 2.16  Compliance with Laws.

(a)           Except as set forth on Schedule 2.16, the Company is not in default with respect to or in violation (or has at any time been in violation prior to the date hereof) of any applicable Legal Requirement where such default or violation has, or reasonably can be expected to have, a material adverse effect on the Company.  The consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Company.  The Company has all material Governmental Authorizations required to conduct its business as it is now being conducted, and the consummation of the transactions contemplated by this Agreement will not constitute a violation of the terms and conditions of any Governmental Authorizations.  Except as set forth on Schedule 2.16, immediately following the consummation of the transactions contemplated by this Agreement, the Company will have materially the same rights as it had prior to the consummation of the transactions contemplated by this Agreement in such Governmental Authorizations.

(b)           Except as set forth on Schedule 2.16, the Company has all Governmental Authorizations necessary to permit it to own, operate, use and maintain its assets in the manner in which they are now operated and maintained and to conduct its business as now being conducted.  All required filings with respect to such Governmental Authorizations have been timely made and all required applications for renewal thereof have been timely filed.  All such Governmental Authorizations are in full force and effect and there are no Proceedings pending or, to Seller’s Knowledge, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

(c)           In the conduct of the business of the Company, neither the Company nor Seller, nor, to Seller’s Knowledge, any of its directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any such purpose.

SECTION 2.17  Insurance.

(a)           Schedule 2.17 contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers’ compensation, liability and other forms of insurance owned or held by the Company or otherwise insuring the Company or its respective assets or businesses.  Such description provides reasonably complete details concerning such policies, identifying among other things, (i) the issuer of each such policy, (ii) the amount of coverage still available and outstanding under each such policy, (iii) whether each such policy is a “claims made” or an “occurrences” policy and (iv) any retrospective premium adjustments.  True, correct and complete copies of such policies have been delivered to Purchaser.

(b)           Except as set forth on Schedule 2.17, neither the Company nor Seller has received (i) any notice of cancellation of any policy described in paragraph (a) hereof or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy or other insolvency laws or is otherwise in the process of liquidating or has been liquidated or (iii) any other indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations or plans to raise the premiums for or materially alter the coverage thereunder.

SECTION 2.18  Intellectual Property.

(a)           Schedule 2.18 sets forth a list of (i) all Intellectual Property owned by the Company and/or used in its business and (ii) all agreements under which the Company is licensed or otherwise permitted, or licenses or otherwise permits a third party, to use any Intellectual Property used in its businesses.

(b)           The Company directly or indirectly owns, or is licensed or otherwise possesses valid rights to use, all Intellectual Property used in its business as currently conducted, and to Seller’s Knowledge, no Person is challenging, infringing or otherwise violating the Intellectual Property of the Company.  To Seller’s Knowledge, the conduct by the Company of its business does not infringe upon or violate the Intellectual Property of any other Person, and neither the Company nor Seller has received any notice of any claim of any such infringement or violation.

SECTION 2.19  Environmental Matters.  Except as set forth on Schedule 2.19:

(a)           Neither the Company nor any Business Facility, is in violation of, or has violated or has been or is in material non-compliance with, any Environmental Laws in connection with the ownership, use, maintenance or operation of, or conduct of the business of the Company  or any Business Facility.

(b)           No Materials of Environmental Concern have been released or are present on, under or about any Business Facility in quantities or concentrations that exceed any applicable standard established by Environmental Laws, and the Company has not received any notice of any release or threatened release of Materials of Environmental Concern, or of any Remediation obligation under Environmental Laws or Environmental Permits, relating to the ownership, use, maintenance, or operation of any Business Facility.

(c)           The Company is not subject to any consent order, compliance order or administrative order relating to or issued under any Environmental Law, or any other known, pending or, to Seller’s Knowledge, threatened Environmental Claims.

(d)           No Materials of Environmental Concern generated from any Business Facility, or for which the Company or any of its current or former Subsidiaries arranged for disposal, have been treated, stored, disposed of or released at a location that has been nominated or identified as a facility that is subject to an existing or potential claim under Environmental Laws.

(e)           The Company has not voluntarily undertaken Remediation of any Business Facility or other site, or entered into any agreement for the payment of costs associated with such activity, and there are no obligations, undertakings or Liabilities arising out of or relating to Environmental Laws that the Company has agreed to, assumed or retained, by contract or otherwise.

(f)            Seller is not aware of any requirement of Environmental Laws that will require future compliance costs on the part of the Company or any of its Subsidiaries (assuming that the conduct and scope of their respective businesses conforms to the conduct and scope of their businesses prior to Closing) in excess of $25,000 above costs currently expended in the Ordinary Course of Business.

(g)           The Company has filed and/or maintain all notices, notifications, financial assurance, environmental management plans, worker protection plans, applications or other documents or instruments that are required to be maintained or filed by the Company for the operation of its business or the ownership or operation of any Business Facility.

SECTION 2.20  Condition and Sufficiency of Assets.  Except as set forth on Schedule 2.20, the buildings, plants, structures and equipment leased or owned by the Company are structurally sound with no known material defects, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance, repairs or replacement except for ordinary, routine maintenance, repair or replacement not material in nature or cost.  The building, plants, structures and equipment leased or owned by the Company are sufficient for the continued conduct of its business after the Closing in substantially the same manner as conducted prior to the Closing.

SECTION 2.21  Real Property.  Seller has previously provided Purchaser with true, correct and complete copies of all Contracts relating to or affecting real property or any interests therein, including leasehold interests, to which the Company is a party or by which the Company or any of its real property is in any way bound or affected, together with all amendments and supplements thereto and modifications thereof.  All such Contracts, amendments, supplements and modifications are legally valid and binding and in full force and effect, and there are no defaults by the Company thereunder or by any other party thereto.  The Company does not purport to have any leasehold or other interest in real property except as described on Schedule 2.21.  No leasehold or other interest of the Company in real property is or will be subject or subordinate to any Encumbrance, except as described on Schedule 2.21 and except for (a) mortgages or security interests shown as securing specified Liabilities with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current Taxes not yet due and (c) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present use of the subject property by such companies (collectively, “Permitted Encumbrances”).  None of the rights of the Company under any such leasehold or other interest in real property will be impaired by the consummation of the transactions contemplated by this Agreement, and all of such rights will be enforceable by the Company after the Closing without the consent or agreement of any other Person except for consents and agreements specifically described on Schedule 2.21.

SECTION 2.22  Personal Property.  Seller has listed on Schedule 2.22 all equipment and other tangible personal property that (a) is owned or used by the Company and covered by any lease of personal property to which the Company is a party and (b) has a book value of at least $10,000.  Seller has previously provided Purchaser with true, correct and complete copies of all leases pertaining to the property listed on Schedule 2.22.  All such Contracts, amendments, supplements and modifications are legally valid and binding and in full force and effect and there are no defaults by the Company thereunder or by any other party thereto.  No interest of the Company in tangible personal property is subject or subordinate to any Encumbrance (other than Permitted Encumbrances) except as described on Schedule 2.22.  None of the rights of the Company under any such leasehold or other interest in tangible personal property will be impaired by the consummation of the transactions contemplated by this Agreement, and all of such rights will be enforceable by the Company after the Closing without the consent or agreement of any other Person except for consents and agreements specifically described on Schedule 2.22.

SECTION 2.23  Brokers; Financial Advisors.  Except as set forth in Schedule 2.23, neither the Company nor Seller has employed any investment bank, financial advisor, broker or finder or incurred any liability for any investment bank, financial advisory, brokerage or finders’ fees or commission in connection with the transactions contemplated hereby.

SECTION 2.24  Bank Accounts; Powers of Attorney.  Seller has set forth on Schedule 2.24: (a) the name of each bank, savings and loan, credit union or other financial institution in which the Company has any account, certificate of deposit or other investment or safe deposit box, the style and number of each such account or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and (b) the name of each Person holding a general or special power of attorney from the Company and a summary of the terms thereof.

SECTION 2.25  Indebtedness.  The Company does not have any material Indebtedness (defined for purposes of this Section 2.25 as (i) Indebtedness incurred not in the Ordinary Course of Business; (ii) Indebtedness in excess of $10,000.00; or (iii) Indebtedness for borrowed money other than as set forth on Schedule 2.25 or the Financial Statements in Schedule 2.27.

SECTION 2.26  Subsidiaries and Predecessors.  Schedule 2.26 sets forth all names under which the Company does business, and any other entity from which the Company previously acquired significant assets.  Except as set forth on Schedule 2.26, the Company does not own any interest in any other entity.  The Company has never had any Subsidiaries.

SECTION 2.27  Financial Statements.  Complete and correct copies of the following financial statements are attached as Schedule 2.27:

(i)            the balance sheets of the Company as of December 31, 2006 and the related statements of operations, shareholder’s equity and cash flow for the eleventh-month period ended December 31, 2006, together with the related notes and schedules, along with balance sheets of the Company as of January 31, 2006 and the related statements of operations, shareholder’s equity and cash flow for the twelve-month period ended January 31, 2006, together with the related notes and schedules (such balance sheets, the related statements of operations, shareholder’s equity and cash flows and the related notes and schedules are referred to herein as the Year-end Financial Statements (the “Year-end Financial Statements”); and

(ii)           the balance sheets of the Company as of December 31, 2007 and the related statements of operations, shareholder’s equity and cash flow for the twelve-month period ended December 31, 2007, together with the related notes and schedules (such balance sheets, the related statements of operations, shareholder’s equity and cash flows and the related notes and schedules are referred to herein as the Interim Financial Statements (the “Interim Financial Statements”).  The Year-end Financial Statements and the Interim Financial Statements are collectively referred to herein as the Financial Statements (the “Financial Statements”).

The Financial Statements are materially complete, correct, and have been prepared from, and are consistent with, the books and records of the Company in conformity with GAAP on a basis consistent with preceding years and throughout the periods involved and present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby (subject, in the case of the Financial Statements, to normal year-end audit adjustments consistent with prior periods).  The books of account of the Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

SECTION 2.28  WIP Schedule.  The Company has delivered to Purchaser a work in progress schedule for each of its contracts as of December 31, 2007, attached as Schedule 2.28, which has been thoroughly reviewed by Seller.  The WIP schedule, in the aggregate, fairly represents, in all material respects, the total estimated contract costs (taking into account man-hours required, project duration, cost of labor and materials, including any escalation thereof, subcontractor costs and other elements of contract costs), earned revenues to date, estimated gross profits (in dollar and in percentage) and actual gross profit recognized to date (in dollars).  Each WIP Schedule also includes with respect to contracts as of December 31, 2007, the following information: job number, job name, the contract price, the dollar amount of pending change orders, total estimated contract price, actual billings to date, costs to date, total estimated contract costs.  Except as set forth on Schedule 2.28, the Seller and the Company have not been notified of or been made aware of any dispute over amounts billed by the Company or of any intention to hold back amounts in excess of contractually permitted holdbacks.

SECTION 2.29  Customers and Suppliers.  Schedule 2.29 sets forth a complete and accurate list of (a) the ten largest customers of the Company (measured by aggregate billings) during the fiscal year ended on the date of the balance sheet included in the Year-end Financial Statements, indicating the existing Contracts with each such Customer by product or service provided and (b) the ten largest suppliers of materials, products or services to the Company

(measured by the aggregate amount purchased by the Company) during the fiscal year ended on the date of the balance sheet included in the Year-end Financial Statements, indicating the Contracts for continued supply from each such supplier.  The relationships of the Company with the customers and the suppliers required to be listed on Schedule 2.29 are, to the Seller’s Knowledge, good commercial working relationships and none of such customers or the suppliers has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified the Company of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases, as the case may be) its relationship with the Company other than cancellations, termination or alterations that are not material and are made in the Ordinary Course of Business.

SECTION 2.30  Representations Not Misleading.  Seller hereby represents and warrants that, to Seller’s Knowledge, no representation or warranty by Seller in this Agreement, nor any certificate, exhibit or schedule furnished to Purchaser by Seller under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading, in light of the circumstances in which they were made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the representations and warranties set forth in this Article III to Seller.  All representations and warranties made by the Purchaser in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations with respect to any and all claims in connection therewith.

SECTION 3.1  Organization and Authority.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

SECTION 3.2  Authority.  The execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Purchaser’s board of directors, and no further corporate actions or proceedings on the part of Purchaser or its shareholders are necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

SECTION 3.3  Consents and Approvals.  With respect to Purchaser, no filing or registration with, and no permit, authorization, consent or approval of, any party, including any Governmental Authority, is necessary for Purchaser to execute this Agreement and consummate the transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement, the performance of the obligations hereunder, nor the consummation of the transactions contemplated hereby will, as of the Closing Date, (a) conflict with or result in any breach of any provision of the certificate of incorporation and bylaws of Purchaser or any resolution adopted by the board of directors or stockholders of purchaser; (b) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, Contract, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which Purchaser is a party or by which any of its properties or assets may be bound; or (c) violate any Legal Requirement applicable to Purchaser.

ARTICLE IV
COVENANTS

SECTION 4.1  Noncompetition.

(a)           Except as provided in Schedule 4.1, after the Closing and until the fifth anniversary of the Closing Date (the “Noncompete Term”), Seller shall not conduct, or be an Affiliate of, any business engaged in the business of HVAC, plumbing, or mechanical construction contracting, or provide service or sales representation related thereto, within 200 miles of Mt. Crawford, VA, USA or anywhere else the Company regularly does business unless Seller is performing such otherwise prohibited work for or on behalf of Purchaser.  Notwithstanding the foregoing provisions of this paragraph, Seller, together with his Affiliates, may be a passive investor owning, in the aggregate, no more than one percent (1%) of the outstanding equity securities of any corporation the equity securities of which are listed on a national securities exchange or traded on the NASDAQ National Market System and with which such Seller or his Affiliates has no other connection whatsoever.

(b)           Unless otherwise required by law or expressly authorized in writing by the Company, Seller shall not, and Seller shall use his best efforts to cause each of his Affiliates not to, disclose to any Person not in the employ of the Company any information concerning the business conducted by the Company prior to the Closing Date not rightfully in the public domain, including, without limitation, lists of customers or suppliers, pricing strategies, business files and records, trade secrets and financial information.

(c)           During the Noncompete Term, Seller shall not, and Seller shall use his best efforts to cause each of his Affiliates not to, directly or indirectly solicit the employment or services of, or cause or attempt to cause to leave the employment or services of, any employee of the Company employed on the date hereof who continues his or her employment with the Company after the date hereof.

(d)           During the Noncompete Term, Seller shall not, and Seller shall use his best efforts to cause each of his Affiliates not to, engage or participate in any effort or act to induce any customer, supplier, associate, employee, sales agent or independent contractor of the Company to take any action disadvantageous to the Company.

(e)           Seller acknowledges that the damages that would be suffered by the Company and Purchaser as a result of any breach of the provisions of this Section 4.1 may not be calculable and that an award of a monetary judgment for such a breach would be an inadequate remedy.  Consequently, the Company and Purchaser shall have the right, in addition to any other rights they may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach of any provision of this Section 4.1 or otherwise to specifically enforce any of the provisions hereof.  This remedy is in addition to monetary damages for any Damages directly or indirectly suffered by the Company or Purchaser and reasonable attorneys’ fees.

(f)            The Parties hereto agree that the duration and area for which the covenants in this Section 4.1 are to be effective are reasonable.  In the event that any court of competent jurisdiction finally determines that the time period or the geographic scope of any such covenant is unreasonable or excessive and any covenant is ruled to be unenforceable by said court, the Parties agree that the restrictions of this Section 4.1 shall remain in full force and effect for the greatest time period and within the greatest geographic area that would not render it unenforceable, and each Party hereby consents to said court’s alteration of this Section 4.1 as necessary to render it enforceable.  The Parties intend that each of the covenants in Sections 4.1(a), (b), (c) and (d) shall be deemed to be a separate covenant.

(g)           The covenants of Seller contained in this Section 4.1 are independent of any covenants of the Company or Purchaser contained herein or in any other document or instrument delivered in connection herewith or pursuant hereto, and any breach by the Company or Purchaser of any such covenant shall not justify any breach by the Seller of its covenants under this Section 4.1.

(h)           It is specifically agreed that the period of five (5) years stated at the beginning of this section, during which the agreements and covenants of Seller made in this section shall be effective, shall be computed by excluding from such computation any time during which Seller is in violation of any provision of this section.

SECTION 4.2  Confidential Information.  Except in response to legal process (where Seller has, to the extent permitted by law, promptly notified the Company so that it may seek appropriate relief), Seller shall not divulge, furnish or make accessible to anyone or use in any way any confidential or secret knowledge or information of the Company, including, without limitation, trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company or any other confidential information or secret aspects of the business of the Company including with respect to the transactions contemplated by this Agreement and the Agreement itself.  Seller acknowledges that the above-

described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company and Purchaser.

SECTION 4.3  Personal Guarantees.  On or before the sixtieth (60th) day following the Closing, Purchaser will cause the Company to obtain a full release of any personal guarantees of Seller set forth on Schedule 4.3, and from and after the Closing the Company will indemnify, defend and hold Seller harmless from and against any claims of any Person made with respect to any of such personal guarantees to the extent (but only to the extent) such claims relate to the failure of the Company to perform its obligations after the Closing Date.

SECTION 4.4  Expenses.  Except for the exceptions set forth on Schedule 4.4, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of its Representatives.  Seller shall be responsible for all expenses incurred by the Company prior to the Closing in connection with the transactions contemplated herein.

SECTION 4.5  Further Assurances.  From time to time after the Closing, at a Party’s reasonable request but without further consideration, the other Party will execute and deliver such other instruments of conveyance and transfer and take such other action as the other Party may reasonably require to more effectively vest good and marketable title to the Stock in the Purchaser and to carry out the intent of this Agreement.

SECTION 4.6  Further Consents.  If the transfer of the Stock to Purchaser at the Closing without the consent or approval of a third person would constitute a breach of any Contract or other obligation to which the Company is a party or by which the Company or any of its properties are bound or create in any other Person the right to declare a default in respect of, or to cancel or terminate, any such Contract or other obligation or any Governmental Authorization, license, permit, franchise or other right of the Company, and if such consent or approval (or an effective waiver thereof) is not obtained prior to the Closing, then Purchaser shall have the right by an instrument executed in writing and delivered to Seller at the Closing to cause the transfer of the Stock not to carry with it an assignment of the item or items that necessitate such consent or approval until such consent or approval (or an effective waiver thereof) shall have been obtained.  In such an event, Seller will continue after Closing to use his best efforts promptly to obtain such consents and approvals, or effective waivers thereof, and will cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with the benefit of the Company’s rights thereunder.

SECTION 4.7  Cooperation; Access to Records.  The Parties shall reasonably cooperate with each other and provide each other reasonable access to books, records and personnel for the purpose of preparing Tax Returns and defending any Tax claim or audit.

SECTION 4.8  Employees.  Seller, the Company and their respective Affiliates have taken all actions necessary to keep available the services of the Company’s employees following the Closing and will not take any actions inconsistent with maintaining the availability of the services of such employees following the Closing.

ARTICLE V
INDEMNIFICATION

SECTION 5.1  Right to Indemnification Not Affected by Knowledge.  The right to indemnification in accordance with the provisions of this Article V will not be affected by any investigation conducted by Purchaser or its Representatives with respect to, or any knowledge acquired (or capable of being acquired) by Purchaser or its Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty (as may be modified by any Disclosure Schedule), or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification in accordance with the provisions of this Article V, unless such waiver shall expressly state that it includes a waiver of rights to indemnification under this Article V.

SECTION 5.2  Indemnification and Payment of Damages by Seller.  From and after the Closing, Seller will indemnify, defend and hold harmless Purchaser, the Company and their respective Representatives and Affiliates (collectively, the “Purchaser Indemnified Persons”) for any Damages sustained or incurred by any Purchaser Indemnified Person to the extent relating to, resulting from or arising out of, or of any allegation by any third party of:

(a)           any breach of or inaccuracy in any representation or warranty made by Seller in this Agreement or any certificate delivered hereunder (without regard to any materiality or Knowledge qualifications in the representations and warranties made by Seller);

(b)           any breach or nonfulfillment by Seller of any covenant or obligation of Seller in this Agreement or any certificate delivered hereunder;

(c)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any of their respective Representatives) in connection with any of the transactions contemplated in this Agreement;

(d)           the business, ownership and operation of the Company or any Business Facility on or prior to the Closing Date; or

(e)           any claims or Proceedings resulting from, arising out of, relating to or caused by any Liability of the Company for any Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6.2 hereof) to the portion of such period beginning before and ending on the Closing

Date) and to the extent such Taxes are not reflected in the reserve for Tax Liability on the Company’s books and records.

To the extent that Seller becomes obligated to make any monetary payment to Purchaser, such amount shall first be offset against any earnout amounts that are payable to Seller, and to the extent such earnout is insufficient, then such amount may, at Purchaser’s election, then be offset against any remaining obligations owed to Seller under the Note, in each instance, on a dollar for dollar basis.  Any offset that is later determined to be improper will bear interest at the rate and on the terms set forth in Section 5.5 below.

With respect to indemnification matters not involving Proceedings brought or asserted by third parties, within ten (10) days after receipt of written notification from the Purchaser Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Purchaser Indemnified Persons to indemnity hereunder, Seller, at no cost or expense to the Purchaser Indemnified Persons, shall diligently commence resolution of such matters in a manner reasonably acceptable to the Purchaser Indemnified Persons and shall diligently and timely prosecute such resolution to completion.  If Seller, within ten (10) days after their receipt of such notice (or such shorter time as may be necessary under the circumstances), fail to diligently commence resolution of such matters in a manner reasonably acceptable to the Purchaser Indemnified Persons, the Purchaser Indemnified Persons shall have the right to undertake all appropriate and reasonable actions to resolve or otherwise address such matters at the sole expense of Seller.  With respect to those claims that Seller is not disputing in good faith and that may be satisfied by payment of a liquidated sum of money, including, without limitation, claims for reimbursement of expenses incurred in connection with any circumstances entitling the Purchaser Indemnified Persons to indemnity hereunder, Seller shall pay the full amount so claimed to the extent supported by reasonable documentation within fifteen (15) days of such resolution.  If Seller disputes his Liability in connection with such claim, he shall pay any undisputed part of such Liability and Purchaser and Seller shall have thirty (30) days to resolve any remaining dispute.  If litigation or any other Proceeding is commenced between Seller and any Purchaser Indemnified Person, the prevailing party in such litigation or other Proceeding shall be entitled to recover all reasonable costs and expenses incurred in connection with such litigation or other Proceeding, including, without limitation, attorneys’ fees.  If litigation or any other Proceeding is commenced or threatened by any third party for which the Purchaser Indemnified Persons are entitled to indemnification under this Section 5.2, the provisions of Section 5.4 shall control.

SECTION 5.3  Indemnification by Purchaser.  From and after the Closing, Purchaser will indemnify, defend and hold harmless Seller and his Representatives and Affiliates (collectively, the “Seller Indemnified Persons”) for any Damages sustained or incurred by any Seller Indemnified Person to the extent relating to, resulting from or arising out of, or any allegation by any third party of:

(a)           any breach of or inaccuracy in any representation or warranty made by Purchaser in this Agreement;

(b)           any breach or nonfulfillment by Purchaser of any covenant or obligation of Purchaser in this Agreement; or

(c)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any of its Representatives) in connection with any of the transactions contemplated herein.

(d)           any claims related to the business, ownership and operations of the Company or any Business Facility that accrue after the Closing Date.

(e)           [Intentionally Omitted]

Except in cases of claims of, or causes of action arising from, fraud or willful or criminal misconduct, and except as otherwise provided for in this Agreement, Seller acknowledges that his sole and exclusive remedy after the Closing with respect to any and all claims and Damages relating to this Agreement and any transactions contemplated herein shall be pursuant to the indemnification provisions set forth in this Article.  With respect to matters not involving Proceedings brought or asserted by third parties, within ten (10) days after receipt of written notification from the Seller Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Seller Indemnified Persons to indemnity hereunder, Purchaser, at no cost or expense to the Seller Indemnified Persons, shall diligently commence resolution of such matters in a manner reasonably acceptable to the Seller Indemnified Persons and shall diligently and timely prosecute such resolution to completion.  If Purchaser, within ten (10) days after its receipt of such notice (or such shorter time as may be necessary under the circumstances), fails to diligently commence resolution of such matters in a manner reasonably acceptable to the Seller Indemnified Persons, the Seller Indemnified Persons shall have the right to undertake all appropriate and reasonable actions to resolve or otherwise address such matters at the sole expense of Purchaser to the extent such matters are subject to indemnification under this Section 5.3.  With respect to those claims that Purchaser is not disputing in good faith and that may be satisfied by payment of a liquidated sum of money, including, without limitation, claims for reimbursement of expenses incurred in connection with any circumstances entitling the Seller Indemnified Persons to indemnity hereunder, Purchaser shall pay the full amount so claimed to the extent supported by reasonable documentation within fifteen (15) days of such resolution.  If Purchaser disputes its Liability in connection with such claim, it shall pay any undisputed part of such Liability and Seller and Purchaser shall have thirty (30) days to resolve any remaining dispute.  If litigation or any other Proceeding is commenced between Purchaser and any Seller Indemnified Person, the prevailing party in such litigation or other Proceeding shall be entitled to recover all reasonable costs and expenses incurred in connection with such litigation or other Proceeding, including, without limitation, attorneys’ fees.  If litigation or any other Proceeding is commenced or threatened by any third party for which the Seller Indemnified Persons are entitled to indemnification under this Section 5.3, the provisions of Section 5.4 shall control.

SECTION 5.4  Notice and Defense of Third Party Claims.  If any Proceeding (including any Proceeding relating to Taxes) shall be brought or asserted under this Article against an indemnified party or any successor thereto (the “Indemnified Person”) in respect of which indemnity may be sought under this Article from an indemnifying person or any successor thereto (the “Indemnifying Person”), the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense and reasonable control thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses so long as the Indemnifying Person gives written notice to the Indemnified Person within 15 days after the Indemnified Person has given the Indemnifying Person notice of the Proceeding that the Indemnifying Person will indemnify the Indemnified Person from and against the entirety of any and all Damages that the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Proceeding.  In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person’s obligations and Liability under and pursuant to the indemnifications set forth in this Article.  The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exist actual or potential conflicts of interest that make representation by the same counsel inappropriate.  The Indemnified Person’s right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its obligations under this Article.  In the event that the Indemnifying Person, within five (5) days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account and at the expense of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense and reasonable control of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof.  Anything in this Article to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person’s prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding; provided, however, that the Indemnifying Person may, without the Indemnified Person’s prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all Liability whatsoever in respect of such Proceeding.  Notwithstanding the foregoing, the Indemnifying Person may not assume the defense of such a Proceeding if (i) the Indemnified Person determines in good faith that the amount necessary to resolve such claims would exceed the amount recoverable from the Indemnifying Person hereunder, (ii) the Proceeding relates to or arises in connection with any criminal charge or regulatory enforcement action, (iii) the Proceeding involves an injunction or equitable relief, (iv) the Proceeding involves a purported class action, (v) the Indemnified Person reasonably determines that it would be inappropriate for a single counsel to represent all parties under applicable standards of legal ethics, or (vi) the Indemnifying Person is also a party to such Proceeding.  If the Indemnifying Person assumes the defense of a Proceeding, the Indemnifying Person shall not, without the Indemnified Person’s prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding unless such settlement, compromise or judgment; (i) requires solely the payment of money damages by the Indemnifying Person and such damages are paid by the Indemnifying Person, (ii) includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Proceeding and (iii) involves no finding or admission of any liability of the Indemnified Person or violation of any Legal Requirement or the rights of any Person and no effect on any other claims that may be made against the Indemnifying Person.  If the Indemnifying Person assumes defense of a Proceeding, the Indemnified Person shall not be entitled to recovery from the Indemnifying Person with respect to any compromise or settlement thereof effected by the Indemnified Person without the consent of the Indemnifying Person unless the Indemnified Person has retained or reassumed the defense of such Proceeding pursuant to the provisions of this Section 5.4.

SECTION 5.5  Payment; Interest.   The Indemnifying Party shall make any payment required to be made under this Article in cash and on demand.  Any Damages or other payments required to be paid by an Indemnifying Party under this Article V that are not paid within fifteen (15) business days of receipt by the Indemnifying Party of the Indemnified Party’s demand therefore shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnified Party immediately upon demand, interest at the rate of 6% per annum, not to exceed the maximum non-usurious rate allowed by applicable law, from the date such payment becomes delinquent to the date of payment of such delinquent sums.

SECTION 5.6  Inconsistent Provisions.  The provisions of this Article shall govern and control over any inconsistent provisions of this Agreement.

SECTION 5.7  Limitations.  Notwithstanding anything to the contrary contained in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder, Seller’s and Purchaser’s obligations of indemnification are limited as set forth in this Section 5.7.

(a)           Basket.  The Parties shall not be entitled to indemnification pursuant to this Agreement unless and until the aggregate of all Damages with respect to any such indemnification matters exceeds One Hundred Seventy Thousand Dollars and No Cents ($170,000.00) (the “Basket Amount”), in which event the Party or person seeking indemnity may recover all Damages incurred in excess of the Basket Amount from the first dollar above the Basket Amount.

(b)           Cap.  [Intentionally Omitted]

(c)           Survival.  The representations and warranties of the Parties contained in this Agreement shall continue in full force and effect after the Closing according to their express terms; provided, however, if no such express terms are so specified, the representations, warranties, covenants and other agreements of the Parties shall terminate on the two-year anniversary of the Closing Date, other than (i) the representations and warranties contained in Sections 2.1, 2.2, 2.3, and the corresponding indemnification obligations thereto, which representations, warranties and obligations shall continue without termination, and (ii) the representations and warranties contained in Sections 2.11, 2.12, and 2.19 and the corresponding indemnification obligations thereto, which representations, warranties and obligations shall terminate upon the expiration of the statute of limitations (as at any time extended) applicable to the claim related thereto.

(d)           Insurance; tax affect.  The amount of Damages that the Purchaser Indemnified Persons shall be entitled to recover under Section 5.2 shall be determined (i) net of any amounts paid by any third party insurance carrier to the indemnified party with respect to such Damages and (ii) after taking into account any tax benefit realized by the Purchaser Indemnified Persons with regard to such Damages.

ARTICLE VI
TAX MATTERS

SECTION 6.1  Tax Periods Ending on or Before the Closing Date.  Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date, including but not limited to, any short-period return resulting from the transactions contemplated herein.  Such Tax Returns shall be prepared in a manner consistent with the prior practice of the Company.  Seller shall provide copies of such Tax Returns to Purchaser and its authorized representatives for review at least thirty (30) days prior to the due date and shall make such revisions to such Tax Returns as are reasonably requested by Purchaser.  Seller shall pay or cause to be paid all Taxes with respect to such periods.

SECTION 6.2  Tax Periods Beginning Before and Ending After the Closing Date.  Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date (“Straddle Period”).  Any Tax Return for any Straddle Period shall be prepared in a manner and utilizing judgments consistent with the Company’s prior practice, unless such practices, manner or judgments are unreasonable or improper.  Purchaser shall provide Seller and its authorized representatives with copies of such Tax Returns at least thirty (30) days prior to the due date and shall make such revisions to such Tax Returns as are reasonably requested by Seller.  Seller shall pay to Purchaser within ten (10) days of the receipt of a request by Purchaser, accompanied by supporting documentation, an amount equal to the excess of (a) the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date over (b) the Taxes reflected in any reserve for Tax Liability contained in the Company’s books and records.  For purposes of this Section 6.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall be (i) in the case of any Taxes (including real property Taxes and other property Taxes) other than Taxes based upon or related to income or receipts (or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts (including franchise Taxes) or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, the Tax payable by Seller shall be deemed equal to the amount that would be payable if the relevant Straddle Period ended on the Closing Date based on an interim closing of the books as of the end of the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

SECTION 6.3  Cooperation on Tax Matters.

(a)           Purchaser, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article VI and any audit, litigation or other Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and Seller shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.

(b)           Purchaser and Seller further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)           Purchaser and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Sections 6043 or 6043A of the Code and all Treasury Regulations promulgated thereunder.

SECTION 6.4  Allocation of Purchase Price; Section 338(h)(10) Election.

(a)           With respect to the Seller’s sale of the Stock to the Purchaser, the Seller and Purchaser shall jointly make a timely and irrevocable election under section 338(h)(10) of the Code (and any corresponding election under state and local Tax law) (collectively, the “Elections”).  The Seller shall reasonably cooperate with the Purchaser to take all necessary and appropriate (including, timely preparing and filing such additional forms, Tax Returns, elections, schedules and other documents separately or jointly with the Purchaser) as may be required to effect and preserve timely Elections in accordance with section 338(h)(10) of the Code, and the regulations promulgated thereunder, and any corresponding provisions of state, local or foreign

Tax law.  The Seller, the Purchaser, and the Company shall report the purchase by the Purchaser of the shares in a manner consistent with the Elections and shall take no position inconsistent therewith in any Tax Return or Tax audit or otherwise.

(b)           To the extent possible, the Purchaser, the Seller, and the Company shall execute at the Closing any and all forms necessary to effectuate the Elections with respect to the purchase and sale of the Stock.  In the event, however, any such form or forms are not executed at the Closing, the Purchaser, the Seller, and the Company shall prepare and complete each such form no later than 15 days prior to the date such form is required to be filed.  The Purchaser, the Seller, and the Company shall each cause the forms to be duly executed by an authorized person for the Purchaser, the Seller, and the Company, and in each case, shall duly and timely file the forms in accordance with applicable Tax laws and the terms of this Agreement.

(c)           As soon as practicable after the Closing, the Seller and the Purchaser shall agree upon (i) the allocation of the purchase price among the assets of the Company (the “Purchase Price Allocation”); and (ii) the fair market value of the assets of the Company and the allocation of the deemed sales price of the assets of the Company resulting from the Elections (as required pursuant to Section 338(h)(10) of the Code and the regulations promulgated thereunder and any comparable provisions of state or local law, as appropriate) among such assets (the “Section 338 Allocation” and, collectively with the Purchase Price Allocation, the “Allocations”).  Consistent with the provisions above, such Allocations shall be set forth on a schedule to be prepared jointly by the Purchaser and the Seller within 135 days of the Closing.  If during such period the Purchaser and the Seller cannot agree on such Allocations, such dispute shall be submitted to a mutually-acceptable nationally-recognized accounting firm (such allocation as adjusted either as a result of negotiation between the parties or as a result of the accounting firm’s decision).  The Purchaser, the Seller and the Company (A) shall be bound by, (B) shall file all Tax Returns on a basis consistent with, and (C) shall take no position in any Tax Return or Tax audit or otherwise that is inconsistent with the Allocations.  Seller and Purchaser hereby acknowledge that subject to review and valuation, they each believe that the book value of the assets of the Company as of Closing reasonably approximates the fair market value.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1  Entire Agreement; Assignment.  This Agreement, including the Disclosure Schedules and exhibits hereto, the documents, instruments and schedules referred to herein and all other documents dated as of the date hereof and on the Closing, including but not limited to the Earn-out Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, including but not limited to the letter agreement dated December 12, 2007 by and between the Parties.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Purchaser may assign its rights under this Agreement to (i) any Affiliate of Purchaser, or (ii) its lenders as collateral in connection with the financing of the transactions contemplated hereby.

SECTION 7.2  Reformation and Severability.  The provisions of this Agreement shall be separable and a determination that any provision of this Agreement is invalid, illegal, unenforceable or void shall not affect the validity, legality or enforceability of any other provision of this Agreement.  In case any provision of this Agreement shall be invalid, illegal, unenforceable or void, it shall, to the extent possible, be modified and/or interpreted in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the Parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.  Any court of competent jurisdiction is authorized and directed by the parties to enforce any otherwise invalid, illegal or unenforceable provision in part, to modify it, to enforce it only to a degree and not fully, or otherwise to enforce that provision only in a manner and to an extent, or for a shorter period of time, that renders the provision valid or enforceable.  The intent of the parties is that this Agreement be enforceable and enforced to the maximum extent possible after excising (or deeming excised) all invalid or unenforceable provisions, whether or not the remaining provisions are grammatically correct.

SECTION 7.3  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile (with receipt confirmed) or by registered or certified mail (postage prepaid, return receipt requested) as follows:

if to Purchaser:

Comfort Systems USA, Inc.

Office of the General Counsel

777 Post Oak Blvd., Suite 500

Houston, TX 77056

(713) 830-9659 (fax)

and if to Seller:

James P. Young

1336 Windsor Lane

Mt. Crawford, VA 22841

With a copy to (which copy shall not constitute legal notice)

Jeffrey G. Lenhart, Esq.

Lenhart Obenshain PC

P. O. Box 1287

Harrisonburg, VA 22803

FAX: (540) 437-3101

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

SECTION 7.4  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF.

SECTION 7.5  Gender; “Including” is Not Limiting; Descriptive Headings.  The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and the singular number includes the plural, each where appropriate, and vice versa.  Wherever the term “including” or a similar term is used in this Agreement, it shall be read as if it were written “including by way of example only and without in any way limiting the generality of the clause or concept referred to.”  The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 7.6  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 7.7  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  Facsimile or scanned and emailed (i.e., Portable Document Format (pdf)) transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed (pdf) transmission shall constitute enforceable original documents and will be deemed the same as delivery of an original.  At the request of any party, the parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

SECTION 7.8  Incorporation by Reference.  Any and all schedules (including the Disclosure Schedules), exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

SECTION 7.9  Consent to Jurisdiction; Waiver of Jury Trial.  The Parties hereto irrevocably submit to the jurisdiction of the United States District Court for the Western District of Virginia, and/or any state court of the Commonwealth of Virginia located in Albemarle County in any action, suit or proceeding brought by or against such party in connection with, arising from or relating to this Agreement, the transactions contemplated hereby and any document contemplated herein or otherwise relating hereto, and each party hereby waives and further agrees not to assert as a defense in any such suit, action or proceeding any claim that such party is not personally subject to the jurisdiction of any such courts, that the venue of the suit, action or proceeding is brought in an inconvenient forum or that this Agreement or the subject matter hereof may not be enforced in or by such courts.  THE PARTIES HEREBY WAIVE IRREVOCABLY ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DOCUMENT CONTEMPLATED HEREIN OR OTHERWISE RELATED HERETO.

SECTION 7.10  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement, and the Parties agree to mutually negotiate and draft any amendments necessary to conform the Agreement to the original intent of the Parties.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMFORT SYSTEMS USA, INC.

By:	/s/ William George
William George
Executive Vice President and Chief Financial Officer

SELLER:

By:	/s/ James P. Young
James P. Young, Individually

EXHIBIT A

DEFINITIONS

“Accounts Receivable” has the meaning given to it in Section 2.8.

“Affiliate” as used in this Agreement means, with respect to (i) any Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person in question, (ii) any officer, director or shareholder of such Person in question, or member of the immediate family of such officer, director or shareholder and (iii) any Person that, directly or indirectly, controls, is controlled by or is under common control with, any officer, director or shareholder of such Person in question or member of the immediate family of such officer, director or shareholder.  For the purposes of the definition of Affiliate, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning given to it in the preamble to this Agreement.

“Allocations” has the meaning given to it in Section 6.4(c).

“Arbitrator” has the meaning given to it in Section 1.3.

“Basket Amount” has the meaning given to it in Section 5.8(a).

“Business Facility” includes any property (whether real or personal) that the Company currently leases, operates or owns or manages in any manner or which the Company or any of its organizational predecessors formerly leased, operated, owned or managed in any manner.

“CERCLA” means the Comprehensive, Environmental, Response Compensation and Liability Act.  42 U.S.C. §9601 et seq. and any amendments thereto or reauthorizations thereof and any similar state statutes.

“Closing” has the meaning given to it in Section 1.4.

“Closing Working Capital” has the meaning given to it in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comfort” has the meaning given to it in the preamble to this Agreement.

“Company” has the meaning given to it in the recitals to this Agreement.

“Contract” means, with respect to any Person, any agreement, contract, obligation, promise, commitment, arrangement, understanding or undertaking (whether written or oral and whether express or implied), regardless of whether such agreement, contract, obligation, promise, commitment, arrangement, understanding or undertaking is or is not legally binding.

“Damages” includes damages, losses (including, but not limited to, any diminution in value), shortages, Liabilities (including, without limitation, STRICT LIABILITY), payments, obligations, penalties, claims, causes of action, litigation, demands, defenses, judgments, suits, Proceedings, Encumbrances, Taxes, orders or other determinations by any Governmental Authority, dues, assessments, fines, costs, disbursements or expenses (including, without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses, costs of investigation, testing, sampling, monitoring and preparation) or amounts paid in settlement of any kind or nature whatsoever incurred by an Indemnified Person.

“Disclosure Schedules” means the disclosure schedules delivered by Sellers to Purchaser concurrently with the execution and delivery of this Agreement.

“Earn-Out Agreement” has the meaning given to it in Section 1.2.

“Elections” has the meaning given to it in Section 6.4(a).

“Encumbrance” means any charge, claim, community or other martial property interest, condition, equitable interest, encumbrance, lien, license, option, pledge, security interest, right of first offer or refusal, mortgage, right of way, easement, encroachments, servitude or restriction or covenant of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim(s)” means any claim; litigation; demand; action; cause of action; suit; loss; cost, including attorneys’ fees, diminution in value, and expert’s fees; damage; punitive damage; fine, penalty, expense, liability (including STRICT LIABILITY), criminal liability, judgment, governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Requirement of Environmental Law; Proceeding; consent or administrative orders, agreements or decrees; lien; personal injury or death of any person; or property damage, whether threatened, sought, brought or imposed, that is related to or seeks to recover Damages under applicable Environmental Laws related to, or that seeks to impose liability under applicable Environmental Laws for:  (i) improper use or treatment of wetlands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials); (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands related to Materials of Environmental Concern; (vi) exposure of persons or property to Materials of Environmental Concern and the effects thereof; (vii) the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage, disposal or Remediation of Materials of Environmental Concern; (viii) injury to or death of or threat to the health or safety of any person or persons caused directly or indirectly by Materials of Environmental Concern; (ix) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern on any property (whether real or personal); (x) the implementation of spill prevention and/or disaster plans relating to Materials of Environmental Concern; (xi) violation of or noncompliance with Environmental Laws; (xii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to Governmental Authorities or any other third person under any applicable Environmental Laws.  The term, “Environmental Claim” also includes, without limitation, any Damages incurred in reasonable or necessary testing to determine whether Remediation is required under Requirements of Environmental Law or for breach or violation of any Requirements of Environmental Laws; monitoring or responding to efforts to require Remediation under Requirements of Environmental Law and any claim based upon any asserted or actual breach or violation of any Requirements of Environmental Law.

“Environmental Laws” means any and all treaties, statutes, laws, rules, regulations, ordinances, orders, consent agreements, orders on consent, or guidance documents now or hereafter in effect of any applicable international, federal, state or local executive, legislative, judicial, regulatory, or administrative agency, board, tribunal, or authority or any associated judicial or administrative decision that relate in any manner to health, the environment, pollution, the emission, discharge, release, treatment, storage, disposal, management, or response to Materials of Environmental Concern, a community’s right to know, or worker protection.

“Environmental Permit” means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any Business Facility to comply with Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Working Capital” has the meaning given to it in Section 1.3.

“Final Statement” has the meaning given to it in Section 1.3.

“Final Working Capital” has the meaning given to it in Section 1.3.

“Financial Statements” has the meaning given to in Section 2.27(ii).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.  To the extent a dispute arises related to the proper way to interpret or apply GAAP, Purchaser’s past and current accounting practices will be dispositive in resolving such dispute.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States of America, any local or municipal authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, division, commission, board, bureau, court or other authority of any of the foregoing, or any quasi-governmental or private body (including, without limitation, any board of arbitration or similar entity) exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any permit, Environmental Permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, privilege, right, registration, qualification or other similar authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority with applicable jurisdiction or pursuant to any applicable Legal Requirement.

“Income Tax Basis” means the historical basis upon which the Company has prepared and filed its income Tax Returns, to the extent consistent with Statement of Accounting Standards (SAS) 62.

“Indebtedness” means all obligations of the Company (i) for borrowed money; (ii) evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes issued in connection with any acquisition undertaken by the Company); (iii) under any capitalized lease liabilities; (iv) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (v) in respect of letters of credit and bankers’ acceptances, (vi) for Contracts relating to interest rate protection, swap and collar agreements, (vii) in the nature of guarantees of the obligations described in clauses (i) through (vii) above of any other Person; and (viii) for any accrued interest, prepayment premiums or penalties or other fees, costs or expenses related to any of the foregoing, in each case determined in accordance with GAAP and, to the extent consistent therewith, the Company’s past practices, consistently applied.

“Indemnified Person” has the meaning given to it in Section 5.3.

“Indemnifying Person” has the meaning given to it in Section 5.3.

“Intellectual Property” means all names, trade names, fictitious business names, brand names, registered and unregistered trademarks, service marks and applications, all patents and patent applications, all copyrights in both published and unpublished works, and all inventions, processes, formulas, patterns, designs, know-how, trade secrets, software, technical information, process technology, plans, drawings and blue prints.

“Interim Financial Statements” has the meaning given to it in Section 2.27(ii).

“Interim Net Income” means the Company’s net income as defined by GAAP from 12:01 A.M. January 1, 2008 until the Closing Date.

“Knowledge” An individual shall be deemed to have “knowledge” of or to have “known” a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a reasonably prudent business person would be expected to have discovered or otherwise become aware of such fact or other matter.  A Person that is not a natural person shall be deemed to have “knowledge” of or to have “known” a particular fact or other matter if any individual who is serving as a director, officer, manager, general partner or senior operational personnel (or in any similar capacity) of such Person has knowledge of such fact or other matter after reasonable investigation.

“Legal Requirement” means any law (including Environmental Laws), statute, standard, code, resolution, promulgation, ordinance, decree, requirement, order, judgment, writ, injunction, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any Governmental Authorization issued by, any Governmental Authority with applicable jurisdiction or any license, franchise, permit or similar right granted under any of the foregoing, or any other similar provision having the force or effect of law.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, STRICT, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in conformity with the Income Tax Basis or otherwise.

“Materials of Environmental Concern” means:  (i) those substances included within the statutory and/or regulatory definitions or listings of “hazardous substance,” “medical waste,” “special waste,” “solid waste,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” “toxic substances,” or “contaminant” under any applicable Environmental Law; (ii) any material, waste or substance which is or contains:  (A) petroleum, oil or a fraction thereof, (B) explosives, (C) radioactive materials (including naturally occurring radioactive materials), or (D) solid wastes that pose imminent and substantial endangerment to health or the environment; and (iii) such other substances, materials, or wastes that are classified or regulated under any applicable Environmental Law.  To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to applicable federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply in any such state or local jurisdiction.

“Net Asset Value” means the amount calculated by subtracting the liabilities of the Company from the assets of the Company in accordance with GAAP.

“Note” has the meaning given to it in Section 1.2.

“Ordinary Course of Business” shall mean an action taken by any Person in the ordinary course of such Person’s business which is consistent with past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

“Permitted Encumbrances” has the meaning given to it in Section 2.21.

“Person” means any individual, entity or Governmental Authority.

“Proceeding” has the meaning given to it in Section 2.10.

“Purchase Price” has the meaning given it in Section 1.2.

“Purchase Price Allocation” has the meaning given to it in Section 6.4(c).

“Purchaser” has the meaning given to it in the preamble to this Agreement.

“Purchaser Indemnified Persons” has the meaning given to it in Section 5.1.

“Purchaser’s Statement” has the meaning given to it in Section 1.3.

“Remediation” means (i) any removal or remedial action necessary to comply with and ensure compliance with requirements of Environmental Laws and (ii) the taking of all reasonably necessary precautions required under applicable Environmental Laws to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility or any public domain affected by the business of the Company.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Working Capital” has the meaning given to it in Section 1.3.

“Section 338 Allocation” has the meaning given to it in Section 6.4(c).

“Seller” has the meaning given to it in the preamble to this Agreement.

“Seller Indemnified Persons” has the meaning given to it in Section 5.2.

“Seller’s Statement” has the meaning given to it in Section 1.3.

“Stock” has the meaning given to it in the recitals to this Agreement.

“Subsidiary” shall mean, when used with reference to a particular Person, any corporation, at least twenty percent (20%) of the outstanding voting securities of which is owned or controlled directly or indirectly by such Person, or if less than twenty percent (20%) of such voting securities are so owned or controlled, any corporation in regard to which such Person possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such corporation.  Any partnership, joint venture or other enterprise shall be a Subsidiary of a particular Person if that Person has, directly or indirectly, a twenty percent (20%) or greater equity interest or in regard to which such Person possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such entity.

“Tax Return” means any return (including any information return), report, statement, declaration, schedule, notice, notification, form, certificate, claim of refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means (i) any tax (including without limitation any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, inventory tax, occupancy tax, withholding tax, payroll tax, gift tax, estate tax or inheritance tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority or (ii) any Liability for the payment of any amounts of the type described in (i) of this definition payable pursuant to any tax-sharing agreement or pursuant to any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, impost, imposition, toll, duty, deficiency or fee or otherwise as a result of being liable for another Person’s taxes as a transferee or successor, by Contract or otherwise.

“Working Capital” shall mean the Company’s current assets minus current liabilities as calculated pursuant to GAAP, provided, however, Working Capital shall, for purposes of this Agreement, be deemed to include: (i) any retention receivable, even if receipt of the retention is not expected within the ensuing year; and (ii) the cash surrender value of life insurance owned by the Corporation; further, the value of inventory and other current assets included in Working Capital shall not be affected by any subsequent valuation for tax purposes for purposes of this definition.

“Year-end Financial Statements” has the meaning given to it in Section 2.27(i).

Exhibit C

EARN-OUT AGREEMENT

BY AND BETWEEN

COMFORT SYSTEMS USA, INC.

(“Comfort” and/or “Purchaser”)

and

JAMES P. YOUNG

DATED AS OF FEBRUARY 29, 2008

EARN-OUT AGREEMENT

This Earn-Out Agreement (this “Agreement”), dated as of February 29, 2008, is by and between Comfort Systems USA, Inc., a Delaware corporation (“Comfort” and/or “Purchaser”) and James P. Young (“Young”), an individual resident of the Commonwealth of Virginia, (“Seller”).  Comfort and Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding common stock, no par value, of Riddleberger Brothers, Inc. (the “Company”), such stock constituting all of the issued and outstanding capital stock (of all classes) of the Company (the “Stock”);

WHEREAS, pursuant to a Stock Purchase Agreement dated February 29, 2008, it is a condition to closing that the Parties execute and deliver this Agreement to each other.

WHEREAS, pursuant to the Stock Purchase Agreement, Purchaser will acquire all of the Stock;

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement;

WHEREAS, the Parties intend to provide for the payment of additional Purchase Price to Seller based on the future financial performance of the Company following the Closing (“Earn-Out”);

WHEREAS, Seller has directed Purchaser to distribute a portion of Earn-Out Purchase Price to certain individuals;

WHEREAS, these payments of Purchase Price that are directed to such individuals will be required to be reported to the individuals involved as ordinary income.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

SECTION 1  Calculation of Earn-Out.  Seller’s Earn-Out shall be based on the EBIT of the Company determined as follows (“EBIT” shall mean the Company’s earnings before interest and taxes and shall be calculated on a basis consistent with GAAP):

(i) in the 0-12 month period following the Closing Date under the Stock Purchase Agreement (the “Closing”), the Earn-Out shall be equal to fifty percent (50%) of the

EBIT of the Company that is in excess of Two Million Dollars and No Cents ($2,000,000.00);

(ii) in the 13-24 month period following the Closing, the Earn-Out shall be equal to forty percent (40%) of the EBIT of the Company that is in excess of Two Million Dollars and No Cents ($2,000,000.00);

(iii) in the 25-36 month period following the Closing, the Earn-Out shall be equal to thirty percent (30%) of the EBIT of the Company that is in excess of Two Million Dollars and No Cents ($2,000,000.00).

For purposes of calculating EBIT for this Section 1: (i) all allocations of operating costs and expenses that are borne by Purchaser shall be reasonable and shall be consistent with allocations for comparable Purchaser subsidiaries (but shall in no case include management fees or reimbursement for time spent by employees of the Purchaser); (ii) EBIT will not include depreciation and amortization amounts that arise solely or primarily as a result of this transaction; (iii) EBIT shall be reduced by incentive amounts paid to the Company’s President even if such is not otherwise accounted for on the Company’s books; and (iv) EBIT shall be increased by one-half of the rebate amount that is attributed to the Company in the Purchaser’s President’s incentive calculation.   For clarification purposes of the above, it is the express intention of the Parties that the calculation shall fairly reflect the true economic return of the Company as an incremental part of the Purchaser.

SECTION 2  Payment of Earn-Out.  On or before 60 days after the first, second, and third annual anniversaries of the Closing, the Purchaser shall deliver to Seller a written calculation of the Earn-Out earned (if any).  Within ten days after the Earn-Out is finally determined pursuant to Section 4 herein, Purchaser shall pay the Earn-Out (if any) to those individuals and in the percentage amount as set forth on Exhibit 2.

SECTION 3  Maximum Cap on Earn-Out.  Notwithstanding anything herein to the contrary, the combined total of all payments made to Seller or Seller-identified employees pursuant to Section 1 and Section 2 above, shall not exceed Nine Million Dollars and No Cents ($9,000,000.00).

SECTION 4  Resolution of Dispute.  If Seller disputes Purchaser’s calculation of the Earn-Out, Seller shall so notify Purchaser in writing within thirty (30) days after receipt of the written calculation referred to in Section 2, and shall promptly submit Seller’s calculation of the Earn-Out.  The Parties shall then make a good faith effort to meet and resolve the difference between Seller’s calculation and Purchaser’s calculation.  If within 30 days after receipt of Seller’s calculation the Parties have been unable to reach agreement, the Parties within 15 days thereafter shall jointly select an independent certified public accounting firm, or if they are unable to do so, within 20 days thereafter either Party shall request the American Arbitration Association to designate a firm of independent certified public accountants, having no past or current affiliation with Seller, Seller’s Affiliates, Purchaser, or Purchaser’s Affiliates (such selected accounting firm being referred to herein as the “Arbitrator”), to determine whether Seller’s or Purchaser’s calculation is most accurate.  The Arbitrator shall certify this decision in writing to the Parties, and shall have no choice but to select either the Seller’s calculation in its entirety or the Purchaser’s calculation in its entirety.  The Arbitrator’s determination shall be final and binding on the parties.  The fees, costs, and expenses of the Arbitrator, including any attorneys’ fees related thereto, shall be borne by the non-prevailing Party.  If Seller’s calculation prevails, the Earn-Out amount that should have been paid shall bear interest at the annual rate of six (6%) from the date the Seller’s written calculation was due under Section 2 until paid.

SECTION 5  Modification and Waiver of Breach.   No waiver or modification of this Agreement shall be binding unless it is in writing signed by the Parties hereto.  No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

SECTION 6  Assignment.   The rights and obligations of Purchaser under this Agreement may, without the consent of Seller, be assigned by Purchaser, in its sole and unfettered discretion (a) to any person, firm, corporation, or other business entity that acquires all or substantially all of the assets or business of the Company or Purchaser, (b) to any subsidiary or affiliate of Purchaser, or any transferee, whether by purchase, merger or otherwise that directly or indirectly acquires all or substantially all of the assets of the Company or Purchaser of such subsidiary or affiliate, or (c) any lender or provider of financing to the Purchaser or any subsidiary or affiliate of the Purchaser; provided, however, such assignment shall not discharge Purchaser’s liability to Seller hereunder.

SECTION 7  Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile (with receipt confirmed) or by registered or certified mail (postage prepaid, return receipt requested) as follows:

if to Purchaser:

Comfort Systems USA, Inc.

Office of the General Counsel

777 Post Oak Blvd., Suite 500

Houston, TX 77056

(713) 830-9659 (fax)

and if to Seller:

                James P. Young

                1336 Windsor Lane

                Mt. Crawford, VA 22841

                With a copy to (which shall not constitute legal notice):

                Jeffrey G. Lenhart, Esq.

                Lenhart Obenshain PC

                P.O. Box 1287

                Harrisonburg, VA 22803

SECTION 8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to principles of conflicts of law thereof.

SECTION 9  Gender; “Including” is Not Limiting; Descriptive Headings.  The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and the singular number includes the plural, each where appropriate, and vice versa.  Wherever the term “including” or a similar term is used in this Agreement, it shall be read as if it were written “including by way of example only and without in any way limiting the generality of the clause or concept referred to.”  The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 10  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that in the event of Seller’s death, Seller’s personal representatives and heirs shall be entitled to the rights and benefits conferred on Seller by virtue of this Agreement.

SECTION 11  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  Facsimile or scanned and emailed (i.e., Portable Document Format (pdf)) transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed (pdf) transmission shall constitute enforceable original documents and will be deemed the same as delivery of an original.  At the request of any party, the parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

SECTION 12  Entire Agreement.  This Agreement and all other documents dated as of the date hereof and on the Closing constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

SECTION 13  Reformation and Severability.  The provisions of this Agreement shall be separable and a determination that any provision of this Agreement is invalid, illegal, unenforceable or void shall not affect the validity, legality or enforceability of any other provision of this Agreement.  In case any provision of this Agreement shall be invalid, illegal, unenforceable or void, it shall, to the extent possible, be modified and/or interpreted in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the Parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.  Any court of competent jurisdiction is authorized and directed by the parties to enforce any otherwise invalid, illegal or unenforceable provision in part, to modify it, to enforce it only to a degree and not fully, or otherwise to enforce that provision only in a manner and to an extent, or for a shorter period of time, that renders the provision valid or enforceable.  The intent of the parties is that this Agreement be enforceable and enforced to the maximum extent possible after excising (or deeming excised) all invalid or unenforceable provisions, whether or not the remaining provisions are grammatically correct.

SECTION 14  Consent to Jurisdiction; Waiver of Jury Trial.  The Parties hereto irrevocably submit to the jurisdiction of the United States District Court for the Western District of Virginia, and/or any state court of the Commonwealth of Virginia located in Albemarle County in any action, suit or proceeding brought by or against such party in connection with, arising from or relating to this Agreement, the transactions contemplated hereby and any document contemplated herein or otherwise relating hereto, and each party hereby waives and further agrees not to assert as a defense in any such suit, action or proceeding any claim that such party is not personally subject to the jurisdiction of any such courts, that the venue of the suit, action or proceeding is brought in an inconvenient forum or that this Agreement or the subject matter hereof may not be enforced in or by such courts.  THE PARTIES HEREBY WAIVE IRREVOCABLY ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DOCUMENT CONTEMPLATED HEREIN OR OTHERWISE RELATED HERETO.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMFORT SYSTEMS USA, INC.

By:

Printed Name
Its:

SELLER:

James P. Young, Individually

Exhibit 2 to Exhibit C

Earn-Out Payment Allocations

Payee	Percentage Allocation

1. Kelly R.S. Blosser	5%

2. Lisa A. Seekford	1%

3. Edward J. Kihm	2.5%

4. Darrel E. Kerr	2.5%

5. Daniel J. Blosser	10%

6. Steven E. Shirkey	2.5%

7. Wilford G. Tate	5%

8. James P. Young (Seller)	71.5%